Exhibit 4.4

CERTIFICATE OF FORMATION

SANCHEZ PRODUCTION PARTNERS GP LLC

This Certificate of Formation, dated February 10, 2015, has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is: “Sanchez Production Partners GP LLC”.

2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808.

The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808.

EXECUTED as of the date written first above.

/s/ Kay Piccolo
Kay Piccolo